      As filed with the Securities and Exchange Commission on April 10, 1998
                                                    Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        ---------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        ---------------------------------

                          THE NEIMAN MARCUS GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                                                               95-4119509
(State or other jurisdiction of                   27 BOYLSTON STREET                           (I.R.S. Employer
 incorporation or organization)           CHESTNUT HILL, MASSACHUSETTS 02167                Identification Number)
                                                    (617) 232-0760
                                  (Address, including zip code, and telephone number,
                            including area code, of registrant's principal executive offices)

                              ERIC P. GELLER, ESQ.
                          THE NEIMAN MARCUS GROUP, INC.
                               27 BOYLSTON STREET
                       CHESTNUT HILL, MASSACHUSETTS 02167
                                 (617) 232-0760
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        ---------------------------------

                                   Copies to:

     KEITH F. HIGGINS, ESQ.                            JOHN W. WHITE, ESQ.
          ROPES & GRAY                               CRAVATH, SWAINE & MOORE
     ONE INTERNATIONAL PLACE                             WORLDWIDE PLAZA
BOSTON, MASSACHUSETTS 02110-2624                        825 EIGHTH AVENUE
         (617) 951-7000                           NEW YORK, NEW YORK 10019-7415
                                                          (212) 474-1000

                        ---------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

                        ---------------------------------

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                           PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                              AMOUNT           OFFERING            AGGREGATE           AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES          TO BE           PRICE PER           OFFERING          REGISTRATION
            TO BE REGISTERED                REGISTERED          UNIT(1)           PRICE(1)(2)             FEE
-----------------------------------------------------------------------------------------------------------------
Debt Securities ........................   $500,000,000          100%            $500,000,000          $147,500
=================================================================================================================

(1)      Estimated solely for the purpose of computing the registration fee.

(2) Indicates issue price in the case of Debt Securities sold with original issue discount. Principal amount at maturity may be greater.

                      ------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 10, 1998

PROSPECTUS                        $500,000,000

                         THE NEIMAN MARCUS GROUP, INC.
                                 DEBT SECURITIES

         The Neiman Marcus Group, Inc. (the "Company") intends to sell from time to time its senior debt securities, consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"). The Debt Securities offered by the Company hereby will have an aggregate initial public offering price not to exceed $500,000,000. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in Supplements to this Prospectus. The Company may sell securities to or through underwriters or dealers, directly to other purchasers or through agents. See "Plan of Distribution."

         The Debt Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The terms of the Debt Securities, including where applicable the specific designation; aggregate principal amount; denominations; maturity; premium; interest rate (which may be fixed or variable) and time of payment of interest; terms of redemption at the option of the Company or the holder; terms for sinking fund payments; the initial public offering price; terms relating to temporary or permanent global securities; special provisions and restrictions relating to Debt Securities in bearer form or in registered form with coupons; provisions regarding registration of transfer or exchange; special provisions and restrictions relating to Debt Securities; the principal, premium, if any, and interest of which is denominated and payable in a foreign currency or currency unit; and other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement").

                      ------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

         The Debt Securities may be sold directly to purchasers, through agents, underwriters or dealers as designated from time to time or through a combination of such methods. See "Plan of Distribution." If agents of the Company or any dealers or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commission or discounts will be set forth in the Prospectus Supplement with respect to such Debt Securities.



                 The date of this Prospectus is ______ __, 1998

         No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.

                      ------------------------------------

                                TABLE OF CONTENTS

                                                                  Page
                                                                  ----

         Statement of Available Information.....................    3
         Incorporation of Certain Documents by Reference........    3
         The Company............................................    4
         Use of Proceeds........................................    4
         Ratio of Earnings to Fixed Charges.....................    5
         Earnings Per Share Data................................    5
         Description of Debt Securities.........................    6
         Plan of Distribution...................................   10
         Legal Matters..........................................   10
         Experts................................................   11


                      ------------------------------------

                       STATEMENT OF AVAILABLE INFORMATION

         The Company is subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that submit electronic filings to the Commission. The Company's Common Stock is listed on the New York Stock Exchange, and reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; and with respect to each such contract, agreement or other document filed, or incorporated by reference, as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended August 2, 1997;

         (2) The Company's Quarterly Reports on Form 10-Q for the thirteen weeks ended November 1, 1997 and January 31, 1998; and

         (3)      The Company's Current Report on Form 8-K filed March 24, 1998.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial filing of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON A WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS (WITHOUT EXHIBITS TO SUCH DOCUMENTS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE RELATIONS DEPARTMENT OF THE COMPANY, 27 BOYLSTON STREET, CHESTNUT HILL, MASSACHUSETTS 02167 (TELEPHONE: (617) 232-0760).

                                   THE COMPANY

         The Company, operating through Neiman Marcus Stores, Bergdorf Goodman and NM Direct, is the preeminent high-end specialty retailer in the United States.

         NEIMAN MARCUS STORES. Neiman Marcus Stores offer women's and men's apparel, fashion accessories, shoes, cosmetics, furs, precious jewelry, decorative home accessories, fine china, crystal and silver, gourmet food products, children's apparel and gift items. As of the date of this Prospectus, the Company operated 30 Neiman Marcus stores in premier retail locations in major markets nationwide.

         BERGDORF GOODMAN. The Company operates two Bergdorf Goodman stores in Manhattan at 58th Street and Fifth Avenue. The main Bergdorf Goodman store offers high-end women's apparel and unique fashion accessories from leading designers. Bergdorf Goodman also features traditional and contemporary decorative home accessories, precious jewelry, gifts and gourmet foods. Bergdorf Goodman Men is dedicated to fine men's apparel and accessories.

         NM DIRECT. NM Direct, the Company's direct marketing operation, primarily offers women's apparel under the Neiman Marcus name and, through its Horchow catalogues, offers hard goods such as quality home furnishings, tabletop, linens and decorative accessories to its domestic and international customers. NM Direct annually publishes the world famous Neiman Marcus Christmas Catalogue. In January 1998, the Company acquired Chef's Catalog, a direct marketer of gourmet cookware and high-end kitchenware.

         Harcourt General, Inc. ("Harcourt General") currently owns approximately 53% of the common stock of the Company. Four of Harcourt General's senior officers, including its Chairman and Chief Executive Officer, its Presidents and Co-Chief Operating Officers and its Senior Vice President and Chief Financial Officer, are directors of the Company and virtually all of Harcourt General's officers and corporate staff occupy similar positions with the Company.

         The Company's corporate headquarters are located at 27 Boylston Street, Chestnut Hill, Massachusetts 02167 (telephone: (617) 232-0760). The outstanding shares of the Company are traded on the New York Stock Exchange under the symbol "NMG."

                                 USE OF PROCEEDS

         Unless otherwise indicated in an accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, which may include capital expenditures, working capital requirements, repayment or reduction of indebtedness, acquisitions and other business ventures. The precise amount and timing of the application of such proceeds will depend upon the funding requirements of the Company and the availability and cost of other funds. Pending such application, the net proceeds will be invested in short-term investment grade securities.

         More detailed information concerning the use of the proceeds from any particular offering of the Debt Securities will be contained in the Prospectus Supplement relating to such offering.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratios of earnings to fixed charges for the Company for the periods indicated. These ratios were computed by dividing earnings from continuing operations, before income taxes and fixed charges, by fixed charges. Fixed charges consist of interest expense (including amortization of previously capitalized interest) and approximately 40% of rent expense (estimated by management to be the interest component of such rent expense).

                                                         Fiscal Year Ended                                 Twenty-Six Weeks Ended
                             ---------------------------------------------------------------------------  ------------------------
                                                                                                          February 1,  January 31,
                             July 31, 1993  July 30, 1994  July 29, 1995  August 3, 1996  August 2, 1997    1997(1)      1998(1)
                             -------------  -------------  -------------  --------------  --------------  -----------  -----------

Ratio of earnings to fixed
   charges .................      3.6            3.4            3.2             3.8             4.5           5.2          6.2

(1) The Company's businesses are seasonal in nature, and historically the results of operations for these periods have not been indicative of the results for the full year.

                             EARNINGS PER SHARE DATA

         As required, the Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("SFAS 128") in the twenty-six weeks ended January 31, 1998 and has restated prior periods' earnings per share information to conform to SFAS 128.

                                                         Fiscal Year Ended                                 Twenty-Six Weeks Ended
                             ---------------------------------------------------------------------------  ------------------------
                                                                                                          February 1,  January 31,
                             July 31, 1993  July 30, 1994  July 29, 1995  August 3, 1996  August 2, 1997    1997(1)      1998(1)
                             -------------  -------------  -------------  --------------  --------------  -----------  -----------

Amounts per share applicable
   to common shareholders:

   BASIC EARNINGS (LOSS) PER
   SHARE:
   Earnings from continuing
      operations                  $1.01          $0.96          $1.01          $1.27           $1.33          $0.63        $1.33
   Discontinued operations       ($0.22)        ($1.31)        ($0.31)
   Accounting change             ($0.30)          -              -              -               -              -            -
                                 ------         ------         ------         ------          ------         ------       ------
   Net earnings (loss) -basic     $0.49         ($0.35)         $0.70          $1.27           $1.33          $0.63        $1.33
                                 ------         ------         ------         ------          ------         ------       ------

   DILUTED EARNINGS (LOSS) PER
   SHARE:
   Earnings from continuing
      operations                  $1.00          $0.96          $1.01          $1.26           $1.32          $0.63        $1.32
   Discontinued operations       ($0.22)        ($1.31)        ($0.31)
   Accounting change             ($0.30)          -              -              -               -              -            -
                                 ------         ------         ------         ------          ------         ------       ------
   Net earnings (loss) -diluted   $0.48         ($0.35)         $0.70          $1.26           $1.32          $0.63        $1.32
                                 ------         ------         ------         ------          ------         ------       ------

Weighted average shares
outstanding (in thousands):

   Basic                         37,577         37,946         37,958         38,000          47,162         44,452       49,833
                                 ------         ------         ------         ------          ------         ------       ------
   Diluted                       37,697         38,012         37,999         38,218          47,335         44,627       49,995
                                 ------         ------         ------         ------          ------         ------       ------

(1) The Company's businesses are seasonal in nature, and historically the results of operations for these periods have not been indicative of the results for the full year.

                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities will constitute senior securities of the Company. The Debt Securities will be issued under an indenture (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee").

         A copy of the Indenture is incorporated by reference as an exhibit to the registration statement relating hereto. Certain provisions of the Indenture are referred to and summarized below. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture. All section references below are to sections of the Indenture.

GENERAL

         The aggregate principal amount of Debt Securities which can be issued under the Indenture is unlimited (Section 301). The Debt Securities to which this Prospectus relates will be issued from time to time in amounts the proceeds of which will aggregate up to $500,000,000 and will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par or at an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. The Debt Securities will be unsecured obligations of the Company issued in fully registered form without coupons or in bearer form with coupons. The Debt Securities will rank as to priority of payment with all other outstanding unsubordinated and unsecured indebtedness of the Company.

         Reference is made to the Prospectus Supplement for the following terms to the extent they are applicable to the Debt Securities: (a) designation and denomination of and any limit upon the aggregate principal amount of such Debt Securities, (b) the percentage of principal amount at which such Debt Securities will be issued, (c) the date on which such Debt Securities will mature, (d) the rate or rates (which may be fixed or floating) per annum at which such Debt Securities will bear interest, if any, or the method of determining the same,
(e) the times at which interest will be payable, (f) the terms of any redemption provisions at the option of the Company or any repayment provisions at the option of the holder, (g) whether such Debt Securities are to be issued in book-entry form, and if so, the identity of the depository and information with respect to book-entry procedures, (h) federal income tax consequences and (i) other terms of such Debt Securities.

         The Debt Securities will be effectively subordinated to all liabilities, including trade payables, of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. The Indenture does not limit the amount of indebtedness that subsidiaries may incur.

MERGERS AND SALES OF ASSETS BY THE COMPANY

         The Company may not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its assets to any other Person, unless, among other things, (i) the resulting, surviving or transferee Person (if other than the Company) shall be a corporation, partnership, limited liability company or trust organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume the Company's obligations under the Debt Securities and the Indenture, and (ii) the Company or such successor Person shall not immediately thereafter be in default under the Indenture. Upon the assumption of the Company's obligations by such a Person in such circumstances, subject to certain exceptions, the Company shall be discharged from all its obligations under the Debt Securities and the Indenture (Section 801).

         Other than the restrictions on liens and sale and leaseback transactions set forth in the Indenture and described below under "Certain Covenants," the Indenture and the Debt Securities do not contain any covenants or other provisions designed to afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company or any of its subsidiaries.

AMENDMENT AND WAIVER

         Other than amendments not adverse to holders of the Debt Securities, amendments of the Indenture or the Debt Securities may be made only with the consent of the holders of a majority in principal amount of the series of Debt Securities affected (acting as one class). Waivers of compliance with any provision of the Indenture or the Debt Securities with respect to any series of Debt Securities may be made only with the consent of the holders of a majority in principal amount of the Debt Securities of that series. The consent of all holders of affected Debt Securities will be required to (a) change the stated maturity thereof, (b) reduce the principal amount thereof, (c) reduce the rate, or manner of calculating the same, or change the time or place of payment of interest thereon, or (d) impair the right to institute suit for the payment of principal thereof or interest thereon (Section 902). The holders of a majority in aggregate principal amount of Debt Securities affected may waive any past default under the applicable Indenture and its consequences, except a default
(1) in the payment of the principal of or interest on such Debt Securities, or
(2) in respect of a provision which cannot be waived or amended without the consent of all holders of Debt Securities affected (Sections 513 and 902).

GLOBAL SECURITIES

         The Debt Securities of a series may be issued in the form of a global security which is deposited with and registered in the name of the depository (or a nominee of the depository) specified in the accompanying Prospectus Supplement. So long as the depository for a global security, or its nominee, is the registered owner of the global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such global security for all purposes under the Indenture. Except as provided in the Indenture, owners of beneficial interests in Debt Securities represented by a global security will not (a) be entitled to have such Debt Securities registered in their names, (b) receive or be entitled to receive physical delivery of certificates representing such Debt Securities in definitive form, (c) be considered the owners or holders thereof under the Indenture or (d) have any rights under the Indenture with respect to such global security. Unless and until it is exchanged in whole or in part for individual certificates evidencing the Debt Securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee to a successor depository or any nominee of such successor. The Company, in its sole discretion, may at any time determine that any series of Debt Securities issued or issuable in the form of a global security shall no longer be represented by such global security and such global security shall be exchanged for securities in definitive form pursuant to the Indenture (Section 204).

         Upon the issuance of a global security, the depository will credit, on its book-entry registration and transfer system, the respective principal amounts of such global security to the accounts of participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depository (with respect to interests of participants in the depository), or by participants in the depository or persons that may hold interests through such participants (with respect to persons other than participants in the depository). Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants. The specific terms of the depository arrangement with respect to a series of Debt Securities, including the manner in which principal, premium, if any, and interest on a global security will be payable and interests in such global security may be exchanged, will be described in the Prospectus Supplement relating to such series.

INFORMATION CONCERNING THE TRUSTEE

         The Company may have banking relationships in the ordinary course of business with The Bank of New York.

CERTAIN COVENANTS

         Unless otherwise provided in the Debt Securities, the Company shall not create, assume or suffer to exist any lien on any Principal Property (described below) of the Company or any Restricted Subsidiary (described below) or shares of capital stock or indebtedness of any Subsidiary, or permit any Restricted Subsidiary to do so, without securing the Debt Securities of any series having the benefit of the covenant equally and ratably with such debt for so long as such debt shall be so secured, subject to certain exceptions specified in the Indenture. The exceptions are: (a) with respect to any series of securities, any lien existing on the date of issuance of the series; (b) liens existing on property owned or leased by, or shares of capital stock or indebtedness of, an entity at the time it becomes a Restricted Subsidiary; (c) liens existing on property at the time of the acquisition or lease thereof by the Company or a Restricted Subsidiary; (d) liens on property of a corporation existing at the time such corporation is merged or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (e) certain liens incurred on capital stock, property or assets to finance the purchase price thereof; (f) certain liens incurred on property or assets to finance the construction, alteration or improvement thereof; (g) any lien securing debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary; (h) any lien in favor of any customer arising in respect of performance deposits and partial, progress, advance or other payments made by or on behalf of such customer, for goods produced or to be produced for or services rendered or to be rendered to such customer in the ordinary course of business, which lien shall not exceed the amount of such deposits or payments; (i) mechanics', workmen's, repairmen's and similar liens arising in the ordinary course of business; (j) liens created or resulting from any litigation or proceedings which are being contested in good faith; liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceeding for review; or liens incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Company or such Restricted Subsidiary is a party; (k) any lien for taxes or assessments or governmental charges or levies not yet due or delinquent or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings; any landlord's lien on property held under lease and tenants' rights under leases; easements and any other liens of a nature similar to those hereinabove described in this clause (k) which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purposes of such business; (l) any lien which may be deemed to result from an agreement or commitment to exchange securities of a Subsidiary for other securities of the Company, whether or not such securities of a Subsidiary are placed in escrow for such purpose; (m) certain liens in favor of or required by contracts with governmental entities; (n) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to in clauses (a) through (m), so long as the principal amount of the debt secured thereby does not exceed the principal amount of debts so secured at the time of the extension, renewal or replacement (with certain exceptions) and the lien is limited to all or part of the same property subject to the lien so extended, renewed or replaced (plus improvements on the property); and (o) any lien otherwise prohibited by such covenant that secures indebtedness which, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by such covenant and the value of certain sale and leaseback transactions, does not exceed 15% of the Company's Consolidated Net Assets (Section 1006).

         Unless otherwise provided in the Debt Securities, the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction covering any Principal Property of the Company or such Restricted Subsidiary unless (a) the Company or such Restricted Subsidiary would be entitled under the provisions described above to incur debt equal to the value of such sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the Debt Securities, or (b) the Company, during the 180 days following the effective date of such sale and leaseback transaction, applies an amount equal to the value of such sale and leaseback transaction to the voluntary retirement of long-term indebtedness, purchases Principal Property having a fair value at least equal to the value of such sale and leaseback transaction or cancels Debt Securities or Funded Debt (as defined in the Indenture) in an aggregate principal amount at least equal to the value of such sale and leaseback transaction (Section 1007).

         The Indenture defines Consolidated Net Assets as the total amount of all assets appearing on the consolidated balance sheet of the Company and its Restricted Subsidiaries (calculated as described in the Indenture), less total current liabilities other than long-term liabilities due within one year.

         The Indenture defines Restricted Subsidiary as any Subsidiary of the Company (which term generally includes majority-owned direct and indirect subsidiaries) that owns or leases a Principal Property, other than a Subsidiary that is principally engaged in the business of owning or investing in real estate (a "Real Estate Subsidiary") finance, credit, leasing, financial services or other similar operations (although the Company has no such subsidiaries as of the date of this Prospectus). The Indenture provides, however, that any Real

Estate Subsidiary will become a Restricted Subsidiary in the event that a Restricted Subsidiary merges with, consolidates with or transfers substantially all of its assets to such Real Estate Subsidiary.

         The Indenture defines Principal Property as all land, buildings, machinery and equipment, and leasehold interests and improvements in respect of the foregoing, that are located in the United States of America and that would be reflected on the consolidated balance sheet of a Person; provided that such term shall not include any property which the Board of Directors of the Company by resolution determines not to be of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

         There are no other restrictive covenants contained in the Indenture.

EVENTS OF DEFAULT

         Events of Default with respect to any series of Debt Securities under the Indenture include: (a) default in the payment of any principal of, or any premium on, such series; (b) default in the payment of any installment of interest on such series and continuance of such default for a period of 30 days;
(c) default in the performance of any other covenant in the Indenture or in the Debt Securities and continuance of such default for a period of 90 days after receipt by the Company of notice of such default from the Trustee or by the Company and the Trustee from the holders of at least 25% in principal amount of Debt Securities of such series; (d) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any Restricted Subsidiary (other than the Securities), or under any mortgage, indenture or instrument under which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Restricted Subsidiary (other than the Securities), whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in indebtedness in excess of $15,000,000 becoming due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within 30 days after the date on which written notice thereof is given to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in principal amount of the Securities then outstanding; or (e) certain events of bankruptcy, insolvency or reorganization in respect of the Company (Section
501). The Trustee may withhold notice to the holders of a series of Debt Securities of any default (except in the payment of principal of, premium on or interest on such series of Debt Securities) if it considers such withholding to be in the interest of Holders of the Debt Securities (Section 602). Not all Events of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitute Events of Default with respect to any other series of Debt Securities.

         On the occurrence of an Event of Default with respect to a series of Debt Securities, the Trustee or the holders of at least 25% in principal amount of Debt Securities of such series then outstanding may declare the principal (or in the case of Debt Securities sold at an original issue discount, the amount specified in the terms thereof) and accrued interest thereon to be due and payable immediately (Section 502).

         Within 120 days after the end of each fiscal year, an officer of the Company must inform the Trustee whether such officer knows of any default, describing any such default and the status thereof (Section 1004). Subject to provisions relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the direction of any holders of Debt Securities unless the Trustee shall have received a satisfactory indemnity (Section 601).

DEFEASANCE

         The Indenture provides that the Company, at the Company's option, (a) will be discharged from all obligations in respect of the Debt Securities of a series (except for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or destroyed Debt Securities, maintain paying agencies and hold moneys for payment in trust), or (b) need not comply with the provisions of one or more of Sections 501(5), 1006 and 1007 of the Indenture (relating to cross-acceleration, the incurrence of liens and sale and leaseback transactions, respectively), in each case if the Company irrevocably deposits in trust with the Trustee money or obligations of or guaranteed by the United States of America which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of (including any mandatory sinking fund payments) and interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise either option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, such opinion must be based on a ruling of the Internal Revenue Service, a regulation of the Treasury Department or a provision of the Internal Revenue Code (Section 403).

                              PLAN OF DISTRIBUTION

         The Company may sell the Debt Securities (a) directly to purchasers,
(b) through agents, (c) to dealers as principals and (d) through underwriters.

         Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities is named, and any commissions payable by the Company to such agent are set forth, in the Prospectus Supplement.

         If a dealer is utilized in the sale of the Debt Securities, the Company will sell such Debt Securities to the dealer as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

         If an underwriter or underwriters are utilized in the sale of the Debt Securities, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them. The names of the underwriters and the terms of the transaction are set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities.

         Agents, dealers or underwriters may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

         If so indicated in the Prospectus Supplement, the Company will authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts providing for amounts, payment and delivery as described in the Prospectus Supplement. Institutions with whom the contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. A commission described in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to contracts accepted by the Company. Such contracts will not be subject to any conditions except that (a) the purchase by an institution of the Debt Securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (b) the Company shall have sold and delivered to any underwriters named in the Prospectus Supplement that portion of the issue of Debt Securities as is set forth therein. The underwriters and agents will not have any responsibility in respect of the validity or the performance of the contracts.

         The place and time of delivery for the Debt Securities will be set forth in the Prospectus Supplement.

         Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Debt Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Debt Securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

         The legality of the Debt Securities will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                    EXPERTS

         The consolidated balance sheets of the Company as of August 2, 1997 and August 3, 1996 and the related consolidated statements of earnings, common shareholders' equity and cash flows and the related financial statement schedule for each of the three fiscal years in the period ended August 2, 1997 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Securities and Exchange Commission registration fee.....   $147,500
         Printing................................................    100,000*
         Legal fees and expenses.................................    250,000*
         Accounting fees and expenses............................     75,000*
         Rating agencies' fees...................................    150,000*
         Trustee's fees and expenses.............................     25,000*
         Miscellaneous...........................................      2,500*
                                                                    --------

                  Total..........................................   $750,000
                                                                    ========

-----------------
* Estimated

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").

         As permitted by the DGCL, the Registrant's Restated Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Registrant or to its stockholders for monetary damages for breach of his or her fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

         The Registrant's Bylaws (the "Bylaws") provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         The Bylaws also provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

         The Bylaws also provide that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant may purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Registrant would have the power to indemnify him against such liabilities under such Bylaws.

ITEM 16.          EXHIBITS

         Exhibit No.       Exhibit
         -----------       -------
          1.1              Form of Underwriting Agreement
          4.1              Form of Indenture between the Registrant and The Bank
                           of New York, as trustee
          5.1              Opinion of Ropes & Gray
         12.1              Calculation of Ratio of Earnings to Fixed Charges
         23.1              Consent of Deloitte & Touche LLP
         23.2              Consent of Ropes & Gray (included in Exhibit 5.1)
         24.1              Power of Attorney (Appears on Page II-4 and II-5)
         25.1              Statement on Form T-1 of Eligibility of Trustee

ITEM 17.          UNDERTAKINGS

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)      To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities
Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chestnut Hill, Massachusetts on April 10, 1998.

                                               THE NEIMAN MARCUS GROUP, INC.



                                               By: /s/ Richard A. Smith
                                                   -----------------------------
                                                   Richard A. Smith
                                                   Chairman and Chief
                                                   Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Richard A. Smith, John R. Cook and Eric P. Geller and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of The Neiman Marcus Group, Inc. (including any subsequent Registration Statement for the same offering which may be filed under Rule 462(b)) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act requisite or necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 10th day of April, 1998.

                    Signatures              Title
                    ----------              -----

         /s/ Richard A. Smith               Chairman and Chief
         -------------------------------    Executive Officer
         Richard A. Smith


         /s/ John R. Cook                   Senior Vice President,
         -------------------------------    Chief Financial Officer
         John R. Cook                       and Director



         /s/ Catherine N. Janowski          Vice President and Controller
         -------------------------------
         Catherine N. Janowski

         /s/ Robert A. Smith                President and Chief Operating
         -------------------------------    Officer and Director
         Robert A. Smith

         /s/ Matina S. Horner               Director
         -------------------------------
         Matina S. Horner

         /s/ Brian J. Knez                  Director
         -------------------------------
         Brian J. Knez

         /s/ Vincent M. O'Reilly            Director
         -------------------------------
         Vincent M. O'Reilly

         /s/ Walter J. Salmon               Director
         -------------------------------
         Walter J. Salmon

         /s/ Jean Head Sisco                Director
         -------------------------------
         Jean Head Sisco

                                  EXHIBIT INDEX

         Exhibit No.      Exhibit
         -----------      -------
          1.1             Form of Underwriting Agreement
          4.1             Form of Indenture between the Registrant and The Bank
                          of New York, as trustee
          5.1             Opinion of Ropes & Gray
         12.1             Calculation of Ratio of Earnings to Fixed Charges
         23.1             Consent of Deloitte & Touche LLP
         23.2             Consent of Ropes & Gray (included in Exhibit 5.1)
         24.1             Power of Attorney (Appears on Page II-4 and II-5)
         25.1             Statement on Form T-1 of Eligibility of Trustee